Exhibit 99.1

          WALTER INDUSTRIES RAISES FULL-YEAR 2005 EARNINGS EXPECTATION

       -- METALLURGICAL COAL CONTRACTS FINALIZED; PRICING EXCEEDS ORIGINAL
                                 EXPECTATION --

    TAMPA, Fla., March 4 /PRNewswire-FirstCall/ -- Walter Industries, Inc. (NYSE: WLT) announced today that it has raised its full-year 2005 earnings expectation range to $2.50 to $3.10 per diluted share. This upward adjustment represents an increment of $0.30 per diluted share from the previously forecasted earnings range.

    The higher expectation for the full year is primarily the result of better-than-expected pricing on Jim Walter Resources' metallurgical coal contracts. Recently executed 12-month contracts, which represent approximately
5.4 million tons of metallurgical coal, include pricing that averages $107 per ton, which will take effect in the second half of this year and continue through the first half of 2006. We are also experiencing margin recovery at U.S. Pipe as price increases take hold and scrap metal costs are stabilizing.

    "We finalized all the remaining metallurgical coal contracts, and our average realized pricing of $107 per ton, starting in July 2005, has exceeded our expectations," said Don DeFosset, Chairman and Chief Executive Officer of Walter Industries.

    Walter Industries, Inc. is a diversified company with annual revenues of $1.5 billion. The Company is a leader in affordable homebuilding, related financing, and water transmission products, and is a significant producer of high-quality metallurgical coal for worldwide markets. Based in Tampa, Florida, the Company employs approximately 5,000 people. For more information about Walter Industries, please call Joe Troy, Senior Vice President-Financial Services at (813) 871-4404, or visit the Company website at http://www.walterind.com .

    Safe Harbor Statement
    Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, among others, changes in customers' demand for the Company's products, changes in raw material, labor, equipment and transportation costs and availability, geologic and weather conditions, changes in extraction costs and pricing in the Company's mining operations, changes in customer orders, pricing actions by the Company's competitors, the collection of approximately $14 million of receivables associated with a working capital adjustment arising from the sale of a subsidiary in 2003, potential changes in the mortgage-backed capital market, and general changes in economic conditions. Risks associated with forward-looking statements are more fully described in the Company's filings with the Securities and Exchange Commission. The Company assumes no duty to update its outlook statements as of any future date.

SOURCE  Walter Industries, Inc.
    -0-                             03/04/2005
    /CONTACT: Joe Troy, Senior Vice President-Financial Services, Walter Industries, Inc., +1-813-871-4404/
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    /Web site:  http://www.walterind.com /